Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Reports Fourth Quarter and Year 2008 Results

OAK BROOK, IL (February 12, 2009) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the fourth quarter and year ended December 31, 2008.

Quarter and Year 2008 Key Points

•

Funds from Operations (FFO) per share were $0.26 for the fourth quarter and $1.33 for the twelve months ended December 31, 2008, representing decreases of 27.8 percent and 7.0 percent, respectively, from the comparable periods in 2007.

Excluding non-cash charges during 2008 to record the other than temporary decline in value of certain investment securities, FFO per share increased 8.3 percent to $0.39 for the fourth quarter and 5.6 percent to $1.51 for the twelve months ended December 31, 2008.

•

Total portfolio average base rents on renewal leases increased 18.4 percent over expiring rates in fourth quarter while new lease spreads declined slightly by 0.6 percent; Year 2008 average base rents on new and renewal leases for the total portfolio increased 12.3 percent and 10.8 percent, respectively, over expiring rates; solid leasing volumes recorded for full year, with 295 leases signed for rental of 1.8 million aggregate square feet, a 37.3 percent increase in square feet leased over 2007.

•

Fee income from unconsolidated joint ventures was $1.6 million for the quarter and $5.6 million for 2008, representing increases of 41.5 percent and 29.9 percent, respectively, over comparable prior year periods.

•

Company reduced outstanding debt and further solidified financial position in fourth quarter by repurchasing $15.5 million in principal amount of its convertible senior notes at discount to original face amount.

Financial Results

The Company reported that for the fourth quarter of 2008, FFO, a widely-accepted supplemental non-GAAP measure of performance for real estate investment trusts (REITs), was $17.5 million, a decrease of 26.6 percent compared to $23.8 million for the three months ended December 31, 2007.  On a per share basis, FFO was $0.26 (basic and diluted) for the quarter, a decrease of 27.8 percent from $0.36 in the fourth quarter of 2007.  The decrease in FFO was primarily due to a non-cash charge of $8.4 million, or $0.13 per share, to record the other than temporary decline in value of certain investment securities.  The continued deterioration of the equity markets necessitated a significantly larger than expected non-cash charge for the impairment of investment securities in the fourth quarter.

The non-cash charge of $8.4 million for the securities portfolio was partially offset by gains of $4.5 million on extinguishment of debt related to the Company’s repurchase of $15.5 million in principal amount of its convertible senior notes during the quarter.

Net income was $3.2 million for the fourth quarter of 2008, a decrease of 71.7 percent from net income of $11.4 million for the three months ended December 31, 2007.  On a per share basis, net income was $0.05 (basic and diluted) for the quarter, a decrease of 70.6 percent compared to $0.17 per share for the same three-month period in 2007.

FFO decreased 6.0 percent to $88.0 million for the year ended December 31, 2008, from $93.7 million for the prior year.  FFO per share (basic and diluted) for the year was $1.33, a decrease of 7.0 percent from $1.43 for 2007. The decrease in FFO for the year ended December 31, 2008 was primarily due to aggregate non-cash charges of $12.0 million, or $0.18 per share, to record the other than temporary decline in value of certain investment securities. The decrease was partially offset by the $3.2 million deferred partnership gain recognized upon repayment of the related mortgage receivable in the second quarter and the aforementioned $4.5 million gain on extinguishment of debt.

Net income was $33.3 million for the year ended December 31, 2008, a decrease of 24.0 percent from net income of $43.8 million for the prior year.  Net income per share was $0.50 (basic and diluted) for the year, a decrease of 25.4 percent from $0.67 per share for the year ended December 31, 2007.

Reconciliations of FFO to net income and FFO per share to net income per share are provided at the end of this press release.

“ A deeply distressed economy and volatility in the equity markets impacted our results for the quarter and the year, for which we are clearly disappointed,” said Mark Zalatoris, president and chief executive officer of Inland Real Estate Corporation.  “However, t hroughout a difficult market environment we have focused on maximizing portfolio operations while taking steps to strengthen our financial position ..  Total portfolio lease execution was solid, with 1.8 million square feet of gross leasable area signed for the year.  In addition, we delivered rental rate increases of more than 12 percent on new leases and nearly 11 percent on renewal leases for the total portfolio.  During the year we also tapped established lending relationships to secure a $140 million term loan and we renewed our $155 million credit line.”

Zalatoris added, “Given market conditions expected in 2009, our top priorities will remain effective portfolio management and balance sheet strength.  The access to capital of all types will continue to be a primary goal as we address future year debt maturities and existing investment requirements, particularly those in our development joint ventures.   Looking ahead, we believe that our platform of value and necessity retail will continue to provide an attractive long-term investment opportunity throughout market cycles.”

Portfolio Performance
For the quarter, the Company generated total revenues of $45.7 million, a decrease of 3.3 percent from $47.3 million recorded in the fourth quarter of 2007.  Revenues for the quarter were lower primarily due to decreases in rental income and tenant recoveries related to certain big-box tenant bankruptcies. These decreases were partially offset by rental income from properties acquired through the Company’s joint venture with Inland Real Estate Exchange Corporation (IREX).  Rental income from properties acquired through the IREX joint venture is recorded as consolidated income until those properties become unconsolidated with the first sales of interests to 1031 exchange investors.

Total revenues for the year ended December 31, 2008 increased 2.5 percent to $191.5 million from $186.8 million in the prior year.  The increase in revenues for 2008 was primarily due to an increase in fee income from unconsolidated joint ventures of 29.9 percent to $5.6 million and rental income from IREX joint venture properties that were included in the consolidated portfolio during the period.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and twelve-month periods during each year.  A total of 124 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.

Same store net operating income (excluding the impact of straight-line and intangible lease rent) for the quarter was $30.1 million, a decrease of 2.9 percent compared to $31.0 million in the fourth quarter of 2007.  Same store net operating income for the quarter decreased due to vacancies created by certain big-box tenant bankruptcies, and was partially offset by a decrease in real estate tax expense compared to the prior year period.  Same store operating income for the year ended December 31, 2008 was $122.2 million, on par with fiscal year 2007.  Same store net operating income for the year was impacted primarily by the loss of income related to certain big-box vacancies, and partially offset by leasing gains achieved during the year.

As of December 31, 2008, financial occupancy for the Company’s same store portfolio was 93.2 percent, compared to 94.1 percent as of September 30, 2008, and 95.1 percent as of December 31, 2007.

Leasing
For the three months ended December 31, 2008, the Company executed a total of 49 leases aggregating 205,024 square feet of gross leasable area (GLA).  This included 37 renewal leases comprising 98,820 square feet of GLA with an average rental rate of $20.50 per square foot, representing an 18.4 percent increase over the average expiring rate.  The 11 new leases signed during the quarter comprise 103,454 square feet of GLA with an average rental rate of $12.86 per square foot, a slight decrease of 0.6 percent over the average expiring rate of $12.93 per square foot.

For the full year 2008, the Company executed a total of 295 leases for the total portfolio aggregating 1.8 million square feet of GLA.  A total of 212 renewal leases were signed comprising 1.3 million square feet of GLA with an average rental rate of $12.70 per square foot, and representing a 10.8 percent increase over the expiring rate.  In addition, 64 new leases were executed during the year comprising 422,803 square feet of GLA with an average rental rate of $13.69 per square foot, and representing a 12.3 percent increase over the average expiring rate.  Nineteen non-comparable leases were signed during the year, comprising 138,595 square feet of GLA with an average base rent of $13.75 per square foot.

As of December 31, 2008, the Company’s total portfolio was 94.1 percent leased, compared to 94.8 percent leased as of September 30, 2008, and 95.6 percent leased as of December 31, 2007.  Financial occupancy for the total portfolio was 93.2 percent as of December 31, 2008, compared to 94.0 percent for the total portfolio as of September 30, 2008, and 95.2 percent as of December 31, 2007.  The decrease in leased and financial occupancy from the prior quarter and fourth quarter of 2007 is attributed primarily to vacancies created by certain big-box tenant bankruptcies.

EBITDA, Balance Sheet, Market Value and Liquidity
Earnings before interest, taxes, depreciation and amortization (EBITDA) was $39.7 million for the quarter, an increase of 7.2 percent compared to $37.0 million for the fourth quarter 2007.  For the year ended December 31, 2008, EBITDA was $154.3 million, an increase of 2.4 percent compared to $150.6 million for the prior year.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense was 2.8 times for the three months ended December 31, 2008, compared to 2.7 times reported for the prior quarter and 2.6 times reported for the fourth quarter of 2007.  The Company has provided EBITDA and related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding its ability to service and incur debt.

As of December 31, 2008, the Company had an equity market capitalization of $863.1 million and $1.1 billion of total debt outstanding (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of approximately $2.0 billion and a debt-to-total market capitalization of 56.8 percent.  Including the convertible notes, 70.1 percent of consolidated debt bears interest at fixed rates.  As of December 31, 2008, the weighted average interest rate on this debt was 4.9 percent.

The Company took actions during 2008 to further solidify its financial position. This included entering into two lending agreements and proactively managing debt maturities.  In April the Company renewed for three years its existing line of credit facility and negotiated an expanded capacity of $155.0 million with a lending group of five banks.  As of December 31, 2008, the Company had $52.0 million outstanding on its unsecured line of credit facility.  The Company uses the line of credit facility primarily for joint venture activities and certain debt maturities.  In September the Company secured a $140.0 million two-year term loan and utilized the net proceeds to retire remaining 2008 maturities and pay down the outstanding balance on its line of credit facility.  In addition, during the quarter the Company repurchased a total of $15.5 million in principal amount of its convertible senior notes at a discount to the original face amount. Subsequent to the debt repurchase, $164.5 million in principal amount of the convertible notes remains outstanding.

Joint Venture Activity

The Company’s IREX joint venture was established in 2006 as a valuable means to enhance growth.  The Company earns fees for sourcing properties for the joint venture as interests are sold to 1031 exchange investors, and then managing the assets on behalf of investors.  Fee income from the IREX joint venture increased 32.5 percent to $3.2 million for fiscal year 2008.

As of July 2008, the Company had recovered through sales of interests to 1031 exchange investors all capital deployed in 2007 to acquire properties for the IREX joint venture.  During 2008, the Company utilized capital recovered through such sales and/or its line of credit facility to acquire six assets for the venture.  The 2008 IREX joint venture acquisitions included Fox Run Square, a 143,512 square foot grocer-anchored shopping center in Naperville, IL, purchased by the Company in January for $23.2 million and contributed to the venture in the second quarter. Subsequent to the close of fiscal year 2008, the joint venture closed on sales to 1031 exchange investors of all remaining interests in Fox Run Square.  During the second quarter, the Company also acquired for $5.6 million an 18,018 square foot single-tenant office property in Merrillville, IN, leased to the University of Phoenix.  In addition, during the third quarter the Company contributed $60.8 million in cash to acquire four office buildings aggregating 839,807 square feet in sale-leaseback transactions with Bank of America for an aggregate purchase price of $152.6 million, including $90.3 million of mortgage debt.  The buildings are 100 percent leased by Bank of America under long-term leases structured with annual increases.

Development joint venture-related land and property sales totaled approximately $10.5 million during 2008.  During the first quarter, the Company sold for $1.5  million 1.2 acres of land at the Savannah Crossing development in Aurora, IL, to Fifth Third Bank for a 4,000 square foot drive-through branch.  In the second quarter the Company sold for $2.4 million 4.7 acres of land at the North Aurora Towne Centre development in North Aurora, IL, to Ashley Furniture for development of a 50,000 square foot store.  During the third quarter, the Company sold for $1.2 million 1.17 acres of land at the Orchard Crossing development in Fort Wayne, IN, to Arby’s for the development of a 3,500 square foot fast food restaurant.  Also during the third quarter, the Company sold to a 1031 buyer for $5.3 million a 19,977 square foot free-standing LaZBoy furniture store on 1.8 acres of land at the North Aurora Towne Centre development.  Net proceeds from land and property sales were used by the Company to pay down the principal balances on existing acquisition and construction loans.

The Company expects development completion timelines will be extended due to current economic conditions and, in response, is working with its development joint venture partners to address loan maturities and capital requirements for its existing project pipeline.

Dispositions

The Company sold four consolidated properties during 2008.  During the first quarter, the Company sold a 13,500 square foot vacant Walgreens building in Decatur, IL, for $0.4 million and Terramere Plaza shopping center in Arlington Heights, IL, for $5.3 million.  The Company sold Wilson Plaza, an 11,160 square foot neighborhood shopping center in Batavia, IL, for $1.7 million during the second quarter and High Point Center, an 86,004 square foot neighborhood shopping center in Madison, WI, for $7.4 million during the third quarter.  Proceeds from these dispositions were used to repay debt and for general corporate purposes.

Subsequent to the close of the fourth quarter, the Company sold Wisner/Milwaukee Plaza, a 14,426 square foot neighborhood shopping center, for $3.9 million and Western & Howard Plaza, an 11,974 square foot neighborhood retail center, for $1.8 million.  Both properties are located in Chicago, IL.

Dividends

In November and December 2008 and January 2009, the Company paid monthly cash dividends to stockholders of $0.08167 per common share.  The Company currently pays annual dividends at the rate of $0.98 per share.  While it is the current intent to pay regular monthly dividends in cash, the Company expects to periodically review this position as it addresses its liquidity needs, including future years’ debt maturities, and monitors the impact of economic conditions on operating fundamentals.

Guidance

The Company expects FFO per common share (basic and diluted) for fiscal year 2009 to be in the range of $1.20 to $1.35.  For fiscal year 2009, the Company anticipates a same store net operating income decrease of 2.2% to 6.3%, average occupancy between 89% and 91% and rental rate increases of 3.5% and 7.0% for new and renewal leases, respectively.  The Company expects to sell remaining interests in properties sourced for IREX with no new acquisitions.  Additionally, the Company expects no development property sales and includes no estimate for impairments.

Conference Call/Webcast
The Company will host a management conference call to discuss its financial results on Thursday, February 12, 2009 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call for the Company will be Mark Zalatoris, President and Chief Executive Officer; Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-800-860-2442 or 1-412-858-4600 for international callers.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at

4:00 p.m. CT (5:00 p.m. ET) on February 12, 2009, until 8:00 a.m. CT (9:00 a.m. ET) on February 20, 2009.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay passcode 427167#.  An online playback of the webcast will be archived for at least 60 days in the investor relations section of the Company’s website.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 144 neighborhood, community, power, and lifestyle retail centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three and twelve months ended December 31, 2008, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically  the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a more complete discussion of these risks and uncertainties.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
December 31, 2008 and December 31, 2007
(In thousands except per share data)

	December 31, 2008 (unaudited)	December 31, 2007
Assets:

Investment properties:
Land	$336,917	347,804
Construction in progress	2,620	1,573
Building and improvements	926,455	970,231

	1,265,992	1,319,608
Less accumulated depreciation	279,945	250,433

Net investment properties	986,047	1,069,175

Cash and cash equivalents	5,180	18,378
Investment in securities	8,429	18,074
Accounts and mortgage receivable	47,305	63,986
Investment in and advances to unconsolidated joint ventures	150,554	103,952
Acquired lease intangibles, net	18,055	27,409
Deferred costs, net	9,692	9,592
Other assets	11,649	10,753

Total assets	$1,236,911	1,321,319

Liabilities:

Accounts payable and accrued expenses	$30,621	35,590
Acquired below market lease intangibles, net	2,793	3,429
Distributions payable	5,431	5,363
Mortgages payable	479,935	606,680
Term Loan	140,000	-
Line of credit facility	52,000	100,000
Convertible notes	164,500	180,000
Other liabilities	14,166	24,404

Total liabilities	889,446	955,466

Commitments and contingencies

Minority interest	2,146	2,494

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at December 31, 2008 and 2007	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 66,498 and 65,669 Shares issued and outstanding at December 31, 2008 and 2007, respectively	665	657
Additional paid-in capital (net of offering costs of $58,816)	626,652	615,298
Accumulated distributions in excess of net income	(279,763)	(248,262)
Accumulated other comprehensive loss	(2,235)	(4,334)

Total stockholders' equity	345,319	363,359

Total liabilities and stockholders' equity	$1,236,911	1,321,319

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and twelve months ended December 31, 2008 and 2007 (unaudited)
(In thousands except per share data)

	Three months ended December 31, 2008	Three months ended December 31, 2007	Twelve months ended December 31, 2008	Twelve months ended December 31, 2007
Revenues:
Rental income	$31,134	32,400	130,409	129,229
Tenant recoveries	12,216	13,067	51,974	50,299
Other property income	798	731	3,478	2,967
Fee income from unconsolidated joint ventures	1,589	1,123	5,631	4,336
Total revenues	45,737	47,321	191,492	186,831

Expenses:
Property operating expenses	9,156	7,619	30,347	25,732
Real estate tax expense	5,655	7,078	30,566	31,083
Depreciation and amortization	10,546	10,365	44,598	41,781
General and administrative expenses	3,259	3,031	12,991	11,903
Total expenses	28,616	28,093	118,502	110,499

Operating income	17,121	19,228	72,990	76,332

Other income	658	1,339	4,613	5,387
Impairment of investment securities	(8,361)	(25)	(12,043)	(240)
Gain on sale of joint venture interest	780	871	5,043	3,100
Gain on extinguishment of debt	4,464	-	4,464	319
Interest expense	(10,934)	(11,828)	(45,132)	(47,421)
Minority interest	(88)	(108)	(429)	(444)
Income before equity in earnings of unconsolidated joint ventures, income tax expense of taxable REIT subsidiary and discontinued operations	3,640	9,477	29,506	37,033

Income tax benefit (expense) of taxable REIT subsidiary	324	20	(198)	(633)
Equity (loss) in earning of unconsolidated joint ventures	(721)	960	3,633	4,831
Income from continuing operations	3,243	10,457	32,941	41,231
Income (loss) from discontinued operations	(19)	930	340	2,585

Net income available to common stockholders	3,224	11,387	33,281	43,816
Other comprehensive income (loss):
Unrealized income (loss) on investment securities	2,616	(2,993)	2,296	(3,707)
Unrealized loss on derivative instruments	(230)	(81)	(197)	(81)
Comprehensive income	$5,610	8,313	35,380	40,028

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.05	0.16	0.50	0.63
Discontinued operations	-	0.01	-	0.04
Net income available to common stockholders per weighted average common share – basic and diluted	$0.05	0.17	0.50	0.67

Weighted average number of common shares outstanding – basic	66,362	65,545	66,043	65,281
Weighted average number of common shares outstanding – diluted	66,417	65,606	66,102	65,346

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental non-GAAP measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended December 31, 2008	Three months ended December 31, 2007	Twelve months ended December 31, 2008	Twelve months ended December 31, 2007

Net income available to common stockholders	$3,224	11,387	33,281	43,816
Gain on sale of investment properties, net of minority interest	-	(1,283)	(1,332)	(2,506)
Equity in depreciation of unconsolidated joint ventures	3,785	2,548	11,540	10,129
Amortization on in-place lease intangibles	802	932	3,494	3,180
Amortization on leasing commissions	202	239	892	799
Depreciation, net of minority interest	9,454	9,958	40,134	38,253

Funds From Operations	$17,467	23,781	88,009	93,671

Net income available to common stockholders per weighted average common share – basic and diluted	$0.05	0.17	0.50	0.67

Funds From Operations, per common share – basic and diluted	$0.26	0.36	1.33	1.43

Weighted average number of common shares outstanding, basic	66,362	65,545	66,043	65,281

Weighted average number of common shares outstanding, diluted	66,417	65,606	66,102	65,346

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

We believe EBITDA is an important supplemental measure because we utilize EBITDA to calculate our interest expense coverage ratio, which equals EBITDA divided by total interest expense.  We believe that including EBITDA and thereby excluding the effect of non-operating expenses and non-cash charges, all of which are based on historical cost and may be of limited significance in evaluating current performance, facilitates comparison of core operating profitability between periods and between REITs, particularly in light of the use of EBITDA by a seemingly large number of REITs in their reports on forms 10-Q and 10-K.  We believe that investors should consider EBITDA in conjunction with net income and the other required GAAP measures of our performance to improve their understanding of our operating results.

	Three months ended December 31, 2008	Three months ended December 31, 2007	Twelve months ended December 31, 2008	Twelve months ended December 31, 2007

Income from continuing operations	$3,243	10,457	32,941	41,231
Gain on non-operating property	-	(174)	(953)	(174)
Impairment of investment securities	8,361	25	12,043	240
Income tax (benefit) expense of taxable REIT subsidiary	(324)	(20)	198	633
Income (loss) from discontinued operations, excluding gains	(19)	(353)	(992)	79
Interest expense	10,934	11,828	45,132	47,421
Interest expense associated with discontinued operations	-	163	261	792
Interest expense associated with unconsolidated joint ventures	3,169	2,025	9,235	7,734
Depreciation and amortization	10,546	10,365	44,598	41,781
Depreciation and amortization associated with discontinued operations	-	164	263	781
Depreciation and amortization associated with unconsolidated joint ventures	3,785	2,548	11,540	10,129

EBITDA	$39,695	37,028	154,266	150,647

Total Interest Expense	$14,103	14,016	54,628	55,947

EBITDA: Interest Expense Coverage Ratio	2.8 x	2.6 x	2.8 x	2.7 x